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                                                                    EXHIBIT 24.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Cherokee Inc. on Form S-8 of our report dated August 9, 1996, on our audits of the consolidated financial statements and financial statement schedule of Cherokee Inc. as of June 1, 1996 and June 3, 1995 and the related statements of operations, stockholders' equity and cash flows for the year ended June 1, 1996, the three months ended June 3, 1995 and the nine months ended February 25, 1995 which report is included in Cherokee Inc.'s Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


                                              /s/ Coopers and Lybrand L.L.P.

Los Angeles, California                       Coopers and Lybrand L.L.P.
October 18, 1996